AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            DICEON ELECTRONICS, INC.

                       (Pursuant to Sections 242 and 245
                    of the Delaware General Corporation Law)

     Diceon Electronics, Inc., a corporation organized and existing under the Delaware General Corporation Law,

          DOES HEREBY CERTIFY:

         A. That this Amended and Restated Certificate of Incorporation has been approved by the Board of Directors and adopted by the Corporation's stockholders pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

         B. That its Certificate of Incorporation as filed with the office of the Delaware Secretary of State on December 4, 1986, as amended by a Certificate of Amendment filed January 17, 1989 (collectively, the "Certificate of Incorporation"), is hereby further amended and restated in its entirety as follows:


                                   ARTICLE I

         A. The name of the Corporation is Elexsys International, Inc. (hereinafter, the "Corporation").

         B.    The Corporation shall have perpetual existence.


                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington Delaware 19801, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.


                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                                   ARTICLE IV

         The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 21,000,000 shares, divided into 20,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

         The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to issue shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

     (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

     (b) the voting powers, if any, and whether such voting powers are full or limited, of any such series;

     (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

     (d) whether dividends, if any, shall be cumulative or noncumulative, the divided rate, or method of determining the dividend rate, of such series, and the dates and preferences of dividends on such series;

     (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of the Corporation;

     (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto; (g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

     (h) the  provisions,  if any, of a sinking fund  applicable to such series;
and

     (i) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors and shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

         The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, with all such holders voting as a single class.


                                   ARTICLE V
     A. Each holder of Common Stock of the Corporation entitled to vote shall have one vote for each share thereof held.

     B. Except as may be provided by the Board of Directors in a Preferred Stock Designation or by applicable law, the holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

     C. The Corporation shall be entitled to treat the person in whose name any share of its capital stock is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

     D. No vote at any meeting of stockholders need be by written ballot unless the Board of Directors, in its discretion, or the officer of the Corporation presiding at the meeting, in his discretion, specifically directs the use of a written ballot.

     E. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the President or one or more holders of Common Stock that hold in the aggregate 10% or more of the outstanding shares of Common Stock entitled to vote. Special meetings of stockholders of the Corporation may not be called by any other person or persons.

     F. Subject to any rights granted in a Preferred Stock Designation to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

                                   ARTICLE VI

     A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of directors as fixed by, or in the manner provided in, the By-laws of the Corporation from time to time. The Board of Directors of the Corporation shall be elected at the annual meeting of stockholders for a term of one year and until their successors are elected and qualified; provided, however, that any incumbent director serving a term in excess of one year on the effective date of this Amended and Restated Certificate of Incorporation shall not be required to stand for re-election until the expiration of such director's term pursuant to the Certificate of Incorporation. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same term as the remaining term of his predecessor. In no case may a decrease in the number of directors shorten the term of any incumbent director. Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Preferred Stock Designation applicable thereto, and such directors so elected shall be in addition to the number of directors provided by this Certificate of Incorporation.

     B. The directors shall have the power to adopt, amend or repeal the By-laws of the Corporation.

     C. At or in connection with any election of directors of the Corporation, each stockholder entitled to vote thereon shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of Common Stock multiplied by the number of directors to be elected by such stockholder, and such stockholder may (i) cast all of such votes for a single director, (ii) distribute such votes among the number of directors to be elected, or (iii) allocate such votes among any two or more directors in such stockholder's discretion.

                                  ARTICLE VII

     A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation (which, for purposes of this Paragraph A, shall include predecessors and subsidiaries of the Corporation), or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B of this Article VII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) which is initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to have paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the GCL so requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VII or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. To the extent the law of any other jurisdiction shall be deemed to be applicable to the matters set forth in this Paragraph A, the Corporation shall provide indemnification of directors, officers, employees and agents to the fullest extent permissible under the laws of such jurisdiction, including, if applicable, indemnification in excess of that otherwise permitted by Section 317 of the California General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

     B. Right of Claimant to Bring  Suit.  If a claim under  Paragraph A of this
Article VII is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to have paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimants for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     C. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, By-law, agreement, vote of stockholders or directors or otherwise.

     D. Insurance. The Corporation may maintain insurance at its expense, to the fullest extent permissible under applicable law, as the same may be amended from time to time, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL or any applicable law.

                                  ARTICLE VIII

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this Article VIII shall not eliminate or limit a director's liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time. To the extent the law of any other jurisdiction shall be deemed to be applicable to the matters set forth in this Article VIII, the liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under the laws of such jurisdiction, as the same may be amended from time to time, including, if applicable, the elimination of liability of directors of the Corporation for monetary damages to the fullest extent permissible under California law.

     Any repeal or modification of this Article VIII shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article VIII.

                                   ARTICLE IX

     Meeting of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in any applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or the By-laws of the Corporation.

                                   ARTICLE X

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of
Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   ARTICLE XI

     A. Restrictions on Transfers. No holder of any shares of the Common Stock of the Corporation shall sell or contract to sell, exchange, give, bequeath, assign, mortgage, pledge, alienate, grant an option to purchase, hypothecate or otherwise in any manner whatsoever (voluntarily or involuntarily, by operation of law or otherwise) transfer or encumber any shares of Common Stock (any such disposition, a "Transfer") or purchase or otherwise acquire any Common Stock or interest therein ("Acquire" or an "Acquisition"), except as may be permitted by Paragraph E of this Article XI, if at the date of such Transfer or Acquisition, and before giving effect to such Transfer or Acquisition, such holder is, directly or indirectly or by attribution (as set forth in Paragraph C of this Article XI, a holder of 5% or more (a "5% Holder") of the Corporation's then issued and outstanding shares of Common Stock. Notwithstanding the foregoing, the provisions of this Paragraph A shall not apply to a person who was a 5% Holder on the effective date of this Amended and Restated Certificate of Incorporation, unless such person has consented in writing to the restrictions set forth herein.

     B. Transfer to Creditors. For the purposes hereof, a Transfer of shares of Common Stock shall include, without limitation, a levy of execution upon shares of Common Stock held by any 5% Holder, the Transfer of such shares pursuant to any insolvency, reorganization or liquidation proceeding under Title 11 of the United States Code or any similar proceeding under the laws of any jurisdiction, by or against any 5% Holder, and any assignment of any shares of Common Stock for the benefit of creditors by any 5% holder. In the event such a Transfer of any shares of Common Stock occurs in violation of Paragraph A of this Article XI, and a court of competent jurisdiction rules that this Article XI is ineffective to render such Transfer null and void, then such a Transfer, if valid, shall take effect no earlier than October 1, 1997.

     C. Holders of Shares. For purposes of this Article XI, a person or entity ("person") shall be deemed to be a holder of shares of Common Stock whether such shares are registered in such person's name or are held by any bank, broker, dealer or nominee for the account of such person, or would otherwise be deemed owned by such person pursuant to the attribution rules set forth in Section 382 of the Internal Revenue Code of 1986, as amended, or any successor statute thereto (the "IRC").

     D. Transfer Agreement. The restrictions contained in this Article XI are for the purpose of minimizing the risk that a change in the stock ownership of the Corporation would result in the disallowance or limitation of the Corporation's Federal income tax net operating loss carryover. In connection therewith, and to provide for the effective policing of these provisions, until the restrictions contained in Paragraph A of this Article XI terminate pursuant to Paragraph F this Article XI, as soon as practicable (i) after any person becomes a 5% Holder, and (ii) after each Acquisition of additional shares of Common Stock by such person or Transfer of additional shares of Common Stock to such person, but in each case and in any event no later than three days after the occurrence of each such event, such 5% Holder shall deliver to the Corporation a written notice, addressed to the Corporation's Secretary at the Corporation's principal executive office, specifying the mailing address of such person and to the effect that such person (i) is a 5% Holder (setting forth the number of shares of Common Stock deemed owned by such person pursuant to the provisions of this Article XI), (ii) agrees to enter into an agreement (the "Transfer Agreement") with the Corporation (x) restricting the Acquisition of additional shares of Common Stock and the Transfer of all of such person's shares of Common Stock on terms consistent with this Article XI and (y) containing such other terms as the Board of Directors shall determine by resolution, from time to time prior to the execution and delivery of such Transfer Agreement, are reasonable, and (iii) agrees to the placement on the certificates evidencing shares of Common Stock held by such person the legend set forth in Paragraph G of this Article XI by the Corporation or its transfer agent, if any. Such notice shall be accompanied by all such certificates then held by such person not bearing such legend. Such 5% Holder shall be solely responsible for the safe and due delivery of such certificates to the Corporation and the Corporation shall have no liability in connection with any loss, mutilation, destruction or theft of such certificates prior to their delivery to the Corporation as provided in this Paragraph D. Unless the Board of Directors resolves, within five days of the Corporation's receipt of such notice, that such 5% Holder shall not be required to enter into a Transfer Agreement, the appropriate officers of the Corporation (i) shall place, or instruct the Corporation's transfer agent, if any, to place, the legend set forth in Paragraph G of this Article XI on such certificates, and (ii) as soon as practicable shall deliver to such 5% Holder a Transfer Agreement, duly executed by the appropriate officer or officers of the Corporation. No later than three days following such delivery, such 5% Holder shall execute a counterpart of such Transfer Agreement. The Board of Directors may resolve not to require a 5% Holder to enter into a Transfer Agreement if, in the Board's sole judgment, the absence of such requirement will not harm the interests of the Corporation or its stockholders after taking into consideration the provisions of Section 382 of the IRC. In resolving not to require a 5% Holder to enter into a Transfer Agreement, the Board may rely on the advice of counsel or other tax advisors. In the event a 5% Holder fails to comply fully with the terms of this Paragraph D, the Board of Directors, in its sole judgment, may resolve that until such 5% Holder so complies, the Corporation or the Corporation's transfer agent, if any, shall not be obligated to enter the Transfer to or from or Acquisition by such 5% Holder of any shares of Common Stock upon the stock records of the Corporation and any such Transfer or Acquisition shall not be effective as to the Corporation and shall be null and void.

     E. Board Approval. Notwithstanding any other provision of this Article XI, any 5% Holder who has fully complied with the terms of Paragraph D of this
Article XI may Acquire or Transfer the shares of Common Stock in respect of which the Board of Directors had resolved not to require such person to enter into a Transfer Agreement, free of the restrictions set forth in Paragraph A of this Article XI. Further, the Board of Directors may authorize a 5% Holder to Transfer all or part of his shares of the Common Stock or Acquire additional shares if, in the Board's sole judgment, such Acquisition or Transfer will not harm the interests of the Corporation or its stockholders after taking into consideration the provisions of Section 382 of the IRC. The Board may rely on the advice of counsel or other tax advisors with respect to any such authorization. 5% Holders who Acquire or Transfer or propose to Acquire or Transfer shares of Common Stock shall reimburse the Corporation for all costs and expenses incurred by the Corporation with respect to any such Acquisition or Transfer, including, without limitation, the Corporation's costs and expenses incurred in determining whether to authorize such Acquisition or Transfer. In the event a 5% Holder fails promptly to make such reimbursement, upon the resolution of the Board of Directors, the Corporation, or the Corporation's transfer agent, if any, shall not be obligated to enter any Acquisition or Transfer of any shares of Common Stock held by such person upon the stock records of the Corporation.

     F. Duration of Restrictions. The restrictions on the Acquisition or Transfer of shares of Common Stock contained in Paragraph A of this Article XI, or in any Transfer Agreement, shall remain in effect until the earlier of (i) September 30, 1997, (ii) the date determined by the Board of Directors, in its sole judgment, to be the date on which such restrictions shall terminate, and
(iii) the date the Corporation's Federal income tax net operating loss carryover is fully applied to the reduction of the Corporation's income tax liability or may no longer be so applied, in each case as determined by the Board of Directors. The Board of Directors may rely on the advice of counsel or other tax advisors with respect to such determination.


     G. Legend. Until the restrictions contained in this Article XI on the Acquisition or Transfer of shares of Common Stock terminate in accordance with Paragraph F of this Article XI, all certificates evidencing shares of Common Stock that are required to be legended pursuant to Paragraph D of this Article XI shall conspicuously bear the following legend:


                  "The shares of Common Stock represented by this certificate are subject to certain Amended and Restated Certificate of Incorporation and By-laws provisions as well as to a Transfer Agreement between the holder and the issuer hereof which provide, among other things, restrictions prohibiting transfer of such shares of Common Stock by 5% Holders (as defined therein). A counterpart of such Amended and Restated Certificate of Incorporation, By-laws and Transfer Agreement is on deposit with the Corporation at its principal executive office and the issuer hereof will furnish a copy thereof to the record holder of the shares of Common Stock evidenced by this certificate without charge upon written request to the issuer at its principal executive office."

                                  ARTICLE XII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


         Executed this 28th day of February, 1995.

                                                     ELEXSYS INTERNATIONAL, INC.


                                                     By: /s/MILAN MANDARIC
                                                         -----------------
                                                     Milan Mandaric, President
                                                     and Chief Executive Officer


ATTEST:
By:/s/MIKE SHIMADA
--------------------------------
Michael S. Shimada, Secretary